KPMG



KPMG LLP
Chartered Accountants
Box 10426 777 Dunsmuir Street
Vancouver, BC  V7Y 1K3
Canada

Telephone:  (604) 691-3000
Telefax: (604) 691-3031
www.kpmg.ca



                          Independent Auditors' Consent

The Board of Directors
SmarTire Systems Inc.


We consent to the use of our audit report dated September 13, 2002, except as to note 14 which is as of October 7, 2002 on the consolidated balance sheets of SmarTire Systems Inc. as of July 31, 2002 and 2001 and the related consolidated statements of operations and deficit, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three year period ended July 31, 2002, incorporated by reference in SmarTire Systems Inc.'s Registration Statement on Form S-8 (Registration No. 333-93021), which report appears in the July 31, 2002 annual report on Form 10-KSB of SmarTire Systems Inc. Our report dated September 13, 2002, except as to note 14 which is as of October 7, 2002, includes additional comments for U.S. readers on Canada - U.S. reporting differences that states that the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/ KPMG LLP

Vancouver, Canada
October 25, 2002